Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX NAMES NEW CHIEF TECHNOLOGY OFFICER

William Beckenbaugh will focus on further advancing M-Flex’s packaging technology as well as commercializing its current and new technological innovations.

Anaheim, CA, September 17, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it has named William Beckenbaugh, Ph.D., as its new chief technology officer. Charles “Bud” Tapscott, who has been with M-Flex since 1994, serving as an executive officer since 2002 and as CTO of the company since 2005, is retiring but will continue to serve the company as a part-time employee in the months ahead.

According to Phil Harding, M-Flex’s chairman and chief executive officer, Tapscott was one of the company’s first key application and design engineers to work to build collaborative relationships with the company’s customers with the goal of establishing M-Flex as an extension of these customers’ design and engineering resources. “Although he is retiring from his current responsibilities as CTO, Bud will continue to be an ongoing resource for the company,” Harding said.

Reza Meshgin, M-Flex’s president and chief operating officer, said that as Tapscott retires, M-Flex is pleased to have Bill Beckenbaugh join the company to assume the important responsibility of advancing the company’s packaging and flex printed circuit technology base and moving forward with the commercialization of M-Flex’s technological innovations. “We believe that Bill’s substantial experience in the management of applied research and the implementation of breakthrough technologies is ideally suited to M-Flex,” he said.

Dr. Beckenbaugh brings to M-Flex 30 years of senior level leadership as a chief executive officer, chief technology officer, and vice president for a variety of companies, including experience focused on numerous aspects of micro-electronics assembly technologies. Most recently, he was the vice president of operations for Akrometrix, LLC, a privately-owned spin-off of the Georgia Institute of Technology. Akrometrix offers real-time data gathering in high-volume manufacturing environments which measures, for example, the impact of dynamic temperatures on the flatness of materials used in the manufacture of printed circuit boards and flexible printed circuits with component assemblies.

Beckenbaugh’s career also has focused on advancing new technologies for solar energy conversion, advanced displays, semiconductor packaging processes and materials, including flip chip on board and plastic ball grid array technologies. In addition, he has been instrumental in formulating technology roadmaps and developing research organizations and university relationships for most of the companies he has served throughout his career.

Prior to Akrometrix, Beckenbaugh held senior management positions at Sanmina-SCI, HADCO and Motorola. Early in his career, he led research programs at Western Electric-Engineering Research Center (an affiliate of the Bell Labs) as well as Lucent Technologies Engineering Research Center.

Commenting on his new responsibilities, Beckenbaugh said, “I am honored to join M-Flex as its chief technology officer and to work with the company to implement a technology roadmap aimed at advancing M-Flex’s excellence in technological innovations to satisfy global customer needs for integrated interconnect solutions, including those related to rigid flex. My major focus will be the high-volume commercialization of the company’s current and new technologies, including those related to its patented optical devices and embedded magnetics components,” he said.

Beckenbaugh holds a B.A. degree in chemistry from MacMurray College in Jacksonville, Illinois, and a Ph.D. in physical chemistry from Rice University in Houston, Texas. He also completed postdoctoral research at Eidgennoessische Technische Hochschule, Laboratory for Solid State Physics, in Zurich, Switzerland. He holds numerous patents and has received professional recognition for his contributions throughout his career to the advancement of printed circuit technology.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. The company’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the third quarter of fiscal 2007. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements

####

3